Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Announces First Quarter 2013 Financial Results and Restatement of 2011 and 2012
Financial Results

LITTLETON, MA—(MARKET WIRE)—June 5, 2013 — Dover Saddlery, Inc. (NASDAQ:DOVR - News), the leading multi-channel retailer of equestrian products, today reported financial results for the first quarter ended March 31, 2013.

Total revenues for the first quarter of 2013 were $18.0 million; a decline of 0.7% from $18.1(restated) million, achieved in the first quarter of 2012. In the first quarter of 2012 there was a one-time benefit of reporting past gift card breakage of $441,362 (restated). Retail channel revenues increased 5.6% to $7.2 million, while same-store sales decreased 8.1%.

The net loss for the first quarter of 2013 was $(538,000), or $(0.10) per diluted share, compared to a net profit of $142,000 (restated) or $0.03 per diluted share achieved in the first quarter of the prior year. The net profit in the first quarter of 2012 was affected by the one-time gift card breakage revenue of $441,362 (restated).

“The first quarter of 2013 was a very challenging one,” commented Stephen L. Day, president and CEO of Dover Saddlery. “Heavy snowfalls in our retail-store regions resulted in several of our stores being unable to open and a total of 71 store days of sales being heavily affected by the snowstorms. The weather also delayed the start of the horse show season in many areas, suppressing the demand for new show attire and tack. However, Spring finally arrived and for the last two weeks ending June 2, same-store sales were up approximately 12%.

During the review of the 2013 first quarter consolidated financial statements, management discovered that certain estimates of its gift card liabilities in 2011and 2012 were materially overstated due to errors in accumulating and summarizing detail gift card activity, even after the newly implemented gift card breakage reduction was applied. Our investigation determined that the Company had material weakness in our internal control over financial reporting in accounting for gift card liabilities as of December 31, 2011 and 2012. We concluded that the financial statements for the twelve month periods ending December 31, 2011 and December 31, 2012 should therefore be restated and that prior financial statements and results for all reporting periods during 2011 and 2012 should no longer be relied upon by investors. In finalizing its restated financial statements, the Company made certain error adjustments to correct its overstatement of gift card liabilities for the quarters ended March 31, June 30 and September 30, 2011 and 2012 and for the years ended December 31, 2011 and 2012. These adjustments relate solely to the Company’s accounting for gift card liabilities. A reconciliation of the adjustments made to the prior year financial statements is been provided in the Company’s Quarterly Reports on Form 10-Q/A and Annual Report on Form 10-K/A, which is being filed today.

As a result of this restatement, net revenues were understated by $504,556 and $293,657 for the years ending December 31, 2011 and December 31, 2012 respectively. Net income was understated by $305,655 and $126,985 for the years ending December 31, 2011 and December 31, 2012 respectively.

In addition the other liabilities account on the balance sheet which contains the gift card liabilities was reduced by $504,556 and $798,210 for the years ending December 31, 2011 and December 31, 2012 respectively.

Going forward management will use the itemization method of estimating gift card liabilities based on a new database to track each gift card from January 1, 2013.

Today’s Teleconference and Webcast

Dover Saddlery executives will host a conference call at 4:30pm ET today, to discuss the results. Interested parties may access the call by dialing +1-877-712-7037 or may listen to the call live via webcast. To access the webcast please go to http://investor.shareholder.com/DOVR/events.cfm and click on the webcast icon.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit DoverSaddlery.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s business outlook for fiscal 2013, the prospects for improved consumer sentiment, favorable retail shopping conditions, overall revenue growth, gross margins and profitability, and the opening of new stores. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.